Exhibit 10.6

The PQ Corporation	Corporate Headquarters P.O. Box 840
Valley Forge, PA 19482-0840 (610) 651-4200

November 18, 2004

Mr. Erwin Goede

J. van Woensel Kooylaan 38

1411 JZ Naarden

The Netherlands

Dear Erwin:

Thank you for your patience until the Total Compensation Review, regarding the new role you have undertaken, was able to be completed.

The Compensation Committee of the PQ Board reviewed with us the recommended elements for your compensation. I am pleased to confirm them to you as described below:

Base Salary - Effective August 1, 2004, your new base rate will be 235,829 Euros. This 10% adjustment is retroactive and accounts for both your scheduled merit adjustment, plus adjustment for the new role and accompanying responsibility. Your next salary review will be scheduled for August 1 , 2005 and as always will continue to be based on job performance. The midpoint for the new role, as validated by survey data from both ORC (Organization Research Consultants) and Mercer is 229,900 Euros.

For your information, Mercer is the compensation consulting firm used by PQ and the Board to review executive compensation for the Top 5 paid executive group.

Your position midpoint and total compensation targeted levels will be placed on the same bi-annual review schedule as the Top 5, with the next review targeted for the fourth quarter of 2006 barring any significant changes to the current role.

Your Short Term Bonus Incentive (ARC) target for the 2005 plan year is 94,332 Euros, which equates to 40% of your new base pay level. As the program provides, actual bonus payout will be subject to the Company Performance Metrics and approval process currently associated with the ARC Plan.

You will continue to participate in the PQ Corporation 2002 Stock Option and Stock Award Plan and will receive confirmation of 2005 grants as approved by the Board and as provided by the Plan.

Erwin, the above confirms the details of your compensation changes. Under separate letter, I will authorize Paul Notermans to initiate the base pay change and update the records as to your mid midpoint. Should you have any questions please let me know.

Regards,

/s/ Michael Imbriani
Michael Imbriani
Executive Vice President & President
Chemical Groups

c:	J. Sheridan
K. Doran